Exhibit 99.1

Martha Stewart Living Omnimedia, Inc. and J. C. Penney Company, Inc.

Announce Revised Partnership Agreement

NEW YORK, NY and PLANO, TX, Oct. 21, 2013 — Martha Stewart Living Omnimedia, Inc. (NYSE: MSO) (“MSLO”) and J. C. Penney Company, Inc. (NYSE: JCP) today announced a revised commercial agreement covering the companies’ licensing and design partnership.

The amended agreement covers a more focused range of product categories over a shorter period of time (through June 30, 2017) than the original agreement, dated December 6, 2011. Under the amended agreement, MSLO will continue to design Martha Stewart branded products for JCPenney in the following categories: window treatments and hardware, lighting, rugs, holiday and celebrations. MSLO will receive design fees, guaranteed minimum royalties and the 11 million shares of MSLO Class A Common Stock that JCPenney currently owns. In addition, JCPenney will no longer have representation on MSLO’s Board of Directors.

“We are pleased to announce this revised commercial agreement,” said Founder and Non-Executive Chairman Martha Stewart. “We are designing excellent products for 2014, and we look forward to seeing them in stores and online at jcp.com.”

Myron E. (Mike) Ullman, III, Chief Executive Officer of JCPenney, said, “We are happy to be moving forward and continuing to provide our customers with quality products from the MarthaHome™ collection, which includes MarthaWindow™, one of our best-selling lines of window treatments.”

About Martha Stewart Living Omnimedia, Inc.

Martha Stewart Living Omnimedia, Inc. (NYSE: MSO) is a diversified media and merchandising company, inspiring and engaging consumers with unique lifestyle content and distinctive products. The Company reaches approximately 100 million consumers across all media platforms each month and has a growing retail presence in thousands of retail locations. MSLO’s media brands, available across multiple platforms, include Martha Stewart Living, Martha Stewart Weddings, and Everyday Food; the Company also offers books and utility Apps. MSLO’s television and video programming includes “Martha Stewart’s Cooking School” and “Martha Bakes” series on PBS, in addition to new made-for-the-web video and a vast library of how-to content available online. Martha Live, a new radio show hosted by Martha Stewart, airs every weekday on SIRIUS XM Channel 107. MSLO also designs high-quality Martha Stewart products in a range of lifestyle categories available through select retailers, including The Home Depot, Macy’s, JCPenney, Staples (together with Avery), PetSmart, Michaels and Jo-Ann Fabric & Craft Stores. The MSLO family of brands also includes Chef Emeril Lagasse’s media and merchandising properties.

About J. C. Penney Company, Inc.

J. C. Penney Company, Inc. (NYSE: JCP), one of the nation’s largest apparel and home furnishing retailers, is dedicated to becoming America’s preferred retail destination for unmatched style, quality and value. Across 1,100 stores and at jcp.com, customers will discover an inspiring shopping environment that features the most sought after collection of private, national and exclusive brands and attractions. For more information, please visit jcp.com.

CONTACT:

For JCPenney:

Media Relations, 972-431-3400 or jcpnews@jcp.com

Investor Relations, 972-431-5500 or jcpinvestorrelations@jcpenney.com

For Martha Stewart Living Omnimedia, Inc.:

Media Relations, Claudia Shaum, 212-827-8722, cshaum@marthastewart.com,

Lex Suvanto, 212-729-2463, lex.suvanto@edelman.com

Investor Relations, Katherine Nash, 212-827-8348, knash@marthastewart.com

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